News Release                                                        Exhibit 99.1

Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com


                                                For Release:  Immediately
                                                Date:         May 9, 2006
                                                Contact:      Mr. Clemente Teng
                                                              (818) 244-8080


             PSA Institutional Partners, L.P. Announces Placement of
      $100 Million of 7.25% Series J Cumulative Redeemable Preferred Units

GLENDALE, California--PSA Institutional Partners, L.P., an affiliate of Public Storage, Inc. (NYSE:PSA), announced today that it has completed a private placement of $100 million of preferred units. The 7.25% series J cumulative redeemable preferred units are non-callable for five years and have no mandatory redemption. Upon the occurrence of certain events, the preferred units may be exchanged for depositary shares representing an interest in the 7.25% cumulative redeemable preferred stock, series J of Public Storage. Proceeds from the issuance are expected to be used for general corporate purposes.


COMPANY INFORMATION
-------------------

Public Storage, Inc., a member of the S&P 500 and the Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates storage facilities. The Company's headquarters are located in Glendale, California. The Company's storage properties are located in 37 states. At March 31, 2006, the Company had interests in 1,508 storage facilities with approximately 92 million net rentable square feet.


Additional information about Public Storage, Inc. is available on the Internet. The Company's web site is www.publicstorage.com.

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